HealthSouth
Presidential Budget
Conference Call

March 2, 2009

Exhibit 99.2

The information contained in this presentation includes certain estimates, projections and other forward-looking information that reflect our current views with respect to future events and financial performance. These estimates, projections and other forward-looking information are based on assumptions that HealthSouth believes, as of the date hereof, are reasonable. Inevitably, there will be differences between such estimates and actual results, and those differences may be material.

There can be no assurance that any estimates, projections or forward-looking information will be realized.

All such estimates, projections and forward-looking information speak only as of the date hereof. HealthSouth undertakes no duty to publicly update or revise the information contained herein.

You are cautioned not to place undue reliance on the estimates, projections and other forward-looking information in this presentation as they are based on current expectations and general assumptions and are subject to various risks, uncertainties and other factors, including those set forth in the Form 10-K for the year ended December 31, 2008, many of which are beyond our control, that may cause actual results to differ materially from the views, beliefs and estimates expressed herein.

Forward-Looking Statements

Political and Regulatory Landscape:  “How the
sausage is made…”

(e.g. Recommend market
basket increases)

Healthcare

Policies &

Regulations

Health &

Human
Services

Congress / Legislative

Directive

President’s

Annual Budget

MedPAC (1)

(e.g. Congress directing
CMS to change 75%
threshold through
legislation)

Provides opportunity
for industry input

=

(1) Independent agency that advises Congress on healthcare policy

Preliminary Comments on President Obama’s Budget Proposal

HealthSouth has been a leader in advocating policy aimed at eliminating barriers within
Medicare’s current fragmented post-acute care system and the inefficiencies created by those barriers, so that we can provide high quality, cost effective care to patients who need it.
The President’s proposal to “bundle” post-acute care services may offer real potential to improve Medicare’s post-acute care system; if done appropriately and carefully, it could result in improved patient care.

We believe further research and study is appropriate and necessary. The Centers for
Medicare & Medicaid Services (“CMS”) is in the process of conducting multiple studies and research in these areas and we support these research initiatives.

The details, structure, and timing of the budget proposal are still largely unknown, but we do know the proposal would need Congressional approval. Moreover, it would be extremely important to guarantee that appropriate safeguards are put in place to ensure that payment dollars are allocated to the actual providers of quality post-acute care. To do otherwise would be problematic, both for healthcare providers and patients who need the services.

We look forward to working with the Administration, Congress, and the acute hospital and post-acute care provider communities on this important issue.  As the nation’s leading provider of comprehensive rehabilitative healthcare services, HealthSouth looks forward to offering insights on the current fragmented and inefficient post-acute care system that, in many instances, constrains providers from offering comprehensive post-acute care and services to all patients who would benefit from such care.

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